Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053
RYDER REPORTS THIRD QUARTER 2008 RESULTS
•	EPS Increased 13% to $1.25 from $1.11 in 2007

•	Comparable EPS Increased 7% to $1.22 from $1.14 in 2007

•	Total Revenue down 1%; Operating Revenue Grows 3%

•	Full-Year Comparable EPS Forecast Revised to Range of $4.43 to $4.53
     MIAMI, October 22, 2008 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) for the three-month period ended September 30, 2008 were $1.25, compared with $1.11 in the year-earlier period. Net earnings for the third quarter of 2008 were $70.2 million, compared with $65.5 million in the year-earlier period. EPS and net earnings in the third quarter of 2008 included an income tax benefit of $0.03 and $1.6 million, respectively, related primarily to changes in Massachusetts state income tax laws. EPS and net earnings in the year-earlier period of 2007 included a net after-tax charge of $0.03 and $1.7 million, respectively, for restructuring costs partially offset by a gain on sale of property. Excluding these items, comparable EPS for the third quarter were $1.22, up 7% from $1.14 in the year-earlier period and comparable net earnings of $68.6 million were up 2% from $67.2 million in the year-earlier period. EPS growth exceeded earnings growth due to a decrease in the average number of shares outstanding, reflecting the impact of share repurchase programs.
     Revenue for the third quarter of 2008 was $1.63 billion, down 1% from $1.65 billion in the same period last year. Total revenue was impacted by a previously announced change from gross to net revenue reporting in a subcontracted transportation agreement, which has no impact on operating revenue or earnings. Operating revenue (revenue excluding Fleet Management Solutions fuel and all subcontracted transportation) was $1.21 billion, up 3% compared with $1.17 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment revenue increased 11% due to higher fuel services revenue, as well as contractual revenue growth of 4% which more than offset a 4% decline in commercial rental revenue for the quarter.

Supply Chain Solutions (SCS) business segment revenue declined 22% due to a previously announced change from gross to net reporting, as noted above, while operating revenue grew 6%. Dedicated Contract Carriage (DCC) business segment total revenue and operating revenue decreased 2% and 1%, respectively, as the impact of the non-renewal of certain customer contracts was partially offset by the pass through of higher fuel costs.
     Commenting on the Company’s third quarter performance, Ryder Chairman and CEO Greg Swienton said, “Revenue and earnings in our contractual product lines were largely in line with our expectations. Even in this current challenging environment, we continued to have operating revenue growth in both Fleet Management and Supply Chain Solutions. Bottom line performance in Fleet Management and Dedicated Contract Carriage were particularly strong considering this economic environment. Recently completed acquisitions also contributed to our growth and earnings performance in the quarter. Additionally, gains on used vehicle sales and overall asset management results improved from the prior-year period, reflecting our effectiveness in reducing our used vehicle inventory. However, revenue in our transactional commercial rental product line was weaker than anticipated in both our U.S. and U.K. operations, reflecting the slowdown in the global economy. We took the additional steps necessary during the quarter to properly align our rental fleet with market demand, and we continue to closely monitor and respond to all conditions in this market.”
Year-to-Date Operating Results
     Revenue for the nine months ended September 30, 2008 was $4.83 billion, down 1% from $4.90 billion in the same period of 2007. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first nine months of 2008 was $3.60 billion, up 4% from $3.45 billion in the first nine months of 2007. Ryder’s 2008 year-to-date net earnings were $189.2 million, compared with $181.9 million in the year-earlier period. EPS were $3.31 for the first nine months of 2008 compared with $3.01 for the same period of 2007. Comparable year-to-date net earnings were up 6% to $194.5 million, and comparable EPS were up 12% to $3.40, compared with the year-earlier period. Comparable year-to-date net earnings and EPS exclude second quarter 2008 charges in the Company’s SCS operations in Brazil to adjust accruals and tax deferrals related to prior years, the third quarter 2008 income tax benefit, and the third quarter 2007 net charges.

Third Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the third quarter of 2008 was $1.17 billion, up 11% compared with $1.05 billion in the year-earlier period. Fuel services revenue in the third quarter of 2008 increased 33% compared with the same period in 2007 due to higher fuel prices, partially offset by reduced fuel volumes. Operating revenue (revenue excluding fuel) in the third quarter of 2008 was $777.1 million, up 2% compared with $758.5 million in the year-earlier period. Both FMS total revenue and operating revenue included an unfavorable foreign exchange impact of 1%. Full service lease revenue increased 4% in the third quarter of 2008 reflecting growth in the North American market, including acquisitions. Contract maintenance revenue increased 6%, organically, in the third quarter of 2008 due to new sales activity. Commercial rental revenue decreased 4% due to lower pricing in the U.S. and weak U.K. market demand, partially offset by growth in Canada.
     The FMS business segment’s NBT increased 12% to $104.8 million in the third quarter of 2008, compared with $93.2 million in the same period of 2007. This increase was related primarily to improved contractual business performance, and accretive performance related to acquisitions. To a lesser extent, earnings also benefited from improved used vehicle results, unusually volatile fuel prices, and a Canadian pension curtailment gain. Overall used vehicle results in 2008 reflect the benefit of a smaller used truck inventory compared with the prior year, including lower carrying costs. Gains from the sale of used vehicles also improved primarily due to higher pricing over the prior year period related to expanded retail activity. These results were partially offset by lower global commercial rental results, as weak market demand drove lower pricing in the U.S. and lower utilization in the U.K. Despite these challenges, business segment NBT as a percentage of operating revenue was 13.5% in the third quarter of 2008, up 120 basis points compared with 12.3% in the same quarter a year ago.

Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, third quarter 2008 revenue totaled $430.8 million, down 22% from $554.0 million in the comparable period in 2007. Revenue declined due to a previously announced change in reporting of a transportation services arrangement from a gross to a net basis. This change arose from a customer contract modification effective January 1, 2008, and does not affect operating revenue or earnings. Excluding this contract change, total revenue grew 7% in the third quarter of 2008. Total revenue had a favorable foreign exchange impact of 1%. Third quarter 2008 operating revenue (revenue excluding subcontracted transportation) was $344.2 million, up 6% compared with $325.3 million in the year-earlier period. Operating revenue grew primarily due to new and expanded business, higher fuel costs, and a favorable foreign exchange impact of 1%.
     The SCS business segment’s NBT was $12.7 million in the third quarter of 2008, down 27% from $17.4 million in the same quarter of 2007 driven by lower operating results related to Latin America and the start up of a U.S.-based operation. Overhead spending was impacted by severance and higher sales, marketing and technology initiatives; however, these impacts were largely offset by a Canadian pension curtailment gain and lower incentive-based compensation. Third quarter 2008 NBT for the business segment as a percentage of operating revenue was 3.7%, compared with 5.3% in the same quarter of 2007.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, third quarter 2008 revenue totaled $140.6 million, down 2% compared with $143.8 million in the third quarter of 2007. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2008 was $137.8 million, down 1% from $138.9 million in the year-earlier period. Revenue decreased due to the impact of the non-renewal of customer contracts partially offset by the pass through of higher fuel costs.
     The DCC business segment’s NBT in the third quarter of 2008 was $13.2 million, up 7% compared with $12.3 million in the third quarter of 2007. Business segment NBT was positively impacted by better operating performance partially offset by an increase in safety and insurance costs. Business segment NBT as a percentage of operating revenue was 9.6% in the third quarter of 2008, up 80 basis points from 8.8% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the third quarter of 2008, CSS costs were $48.3 million, compared with $46.6 million in the year-earlier period. Increased costs in the third quarter of 2008 primarily reflect professional fees associated with strategic initiatives and legal services.
Restructuring and Other Items and Income Taxes
     Prior year earnings for the third quarter of 2007 included a net pre-tax charge of $1.9 million for restructuring and other items ($1.7 million after tax or $0.03 per diluted share). For the prior year period, pre-tax restructuring costs, principally severance, totaled $11.9 million and were partially offset by a pre-tax gain of $10.0 million from the sale of a property.
     The Company’s effective income tax rate for third quarter of 2008 was 37.3% of pre-tax earnings consistent with the year-earlier period. The current period income tax rate includes the benefit of $1.6 million (1.5% of pre-tax earnings) primarily from the impact of income tax changes in Massachusetts. The income tax rate in the year-earlier period reflected the recognition of tax benefits as a result of audit closures, expiring statutes of limitation within various state and foreign jurisdictions, and a tax law change in the U.K.

Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $949.0 million for the first nine months of 2008, compared with $982.1 million in the same period of 2007. The decrease in capital expenditures reflects lower lease vehicle spending for expansion of customer fleets, and planned lower rental fleet purchases. Also in the quarter, there was an increase in customer lease term extensions, which do not require additional capital spending. Net capital expenditures (including proceeds from the sale of assets) were $736.8 million for the first nine months of 2008, up from $535.2 million in the same period of 2007. In the prior year, net capital expenditures included the impact of $150.3 million in proceeds from a sale leaseback.
Cash Flow and Leverage
     Operating cash flow through September 30, 2008 was $882.0 million, up 5% from $837.3 million in the same period of 2007. Total cash generated (including proceeds from used vehicle sales) through September 30, 2008, was $1.14 billion, down 14% from $1.33 billion in the same period of 2007, primarily due to the impact of the previously discussed sale leaseback in 2007. Free cash flow through September 30, 2008 was $250.3 million compared with $238.7 million in the same period of 2007.

     Balance sheet debt as of September 30, 2008 was $2.92 billion, an increase of $145.5 million from year-end 2007 primarily related to acquisitions and stock repurchases. The leverage ratio for balance sheet debt as of September 30, 2008 was 165%, compared with 147% at year-end 2007. Total obligations to equity as of September 30, 2008 were 174%, up from 157% at year-end 2007. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “In recent weeks, the capital markets have experienced conditions that have not been seen in the last 75 years. Ryder remains relatively well positioned due to our strong credit ratings, our under-levered balance sheet, and experience in accessing diverse funding sources. In view of the current environment, we continue to closely monitor market developments and are being appropriately prudent in evaluating all sources and uses of capital. In that regard, toward the end of the third quarter we temporarily paused our share repurchase programs as we continue to assess market conditions for appropriate continuation of the programs in the future.
     “We expect the market for our transactional commercial rental product line will experience continued softness in the near term due to the increasingly challenging global economic environment. We also anticipate continued challenges affecting our global supply chain business. Despite these factors, we are positioned to continue to grow revenue and earnings in most of our contractual product lines through both organic and acquisition-related expansion.
     “Considering the expected softness in commercial rental demand, we are establishing a comparable fourth quarter EPS forecast of $1.03 to $1.13. This results in a revised full-year forecast range of $4.43 to $4.53, from a previous range of $4.60-$4.70.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments, financial condition or liquidity, that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting demand for our services, particularly the commercial rental market or the sale of used vehicles, increased instability in U.S. and worldwide credit markets resulting in higher borrowing costs and/or reduced access to funding sources (including commercial paper or public debt), the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, worse-than-expected pension asset returns, adequacy of accounting estimates, reserves and accruals with respect to pension, taxes, insurance and revenue, additional adverse issues or developments in our international operations, particularly Brazil, changes in general economic conditions, sudden or unusual changes in fuel prices, availability of qualified drivers, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions, our ability to create and benefit from synergies and operational improvements from recent FMS acquisitions, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, October 22, 2008, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
Webcast Software Note: If you are not using a current version of Live Meetings software (Live Meeting 2007) you will be asked to download the latest version prior to logging onto the event. It is recommended that you download this software in advance to avoid potential delays in accessing the conference call. Please click the following link: http://office.microsoft.com/en-us/help/HA101733831033.aspx. Then click on “Accept Terms” and “Install Client” toward the bottom of the page. Click “Run” and follow the prompts.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG6748736 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-925-5415 (outside U.S. dial 1-402-530-8074), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at; http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2008 and 2007
(In millions, except per share amounts)

	Three Months		Nine Months
	2008	2007	2008	2007

Revenue	$1,626.1	1,647.7	$4,829.9	4,899.8

Operating expense	804.4	694.7	2,411.3	2,063.2
Salaries and employee-related costs	355.2	348.4	1,067.6	1,047.3
Subcontracted transportation	89.4	233.6	258.4	737.9
Depreciation expense	214.6	207.8	629.8	606.3
Gains on vehicle sales, net	(10.4)	(8.1)	(33.0)	(36.7)
Equipment rental	19.3	25.1	61.1	67.9
Interest expense	40.6	40.2	115.7	120.4
Miscellaneous expense (income), net	1.0	(10.4)	2.3	(13.8)
Restructuring and other charges, net	—	11.9	—	13.6

	1,514.1	1,543.2	4,513.2	4,606.1

Earnings before income taxes	112.0	104.5	316.7	293.7
Provision for income taxes	(41.8)	(39.0)	(127.5)	(111.8)

Net earnings	$70.2	65.5	$189.2	181.9

Earnings per common share — Diluted:	$1.25	1.11	$3.31	3.01

Weighted-average shares outstanding — Diluted:	56.2	59.0	57.2	60.4

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	September 30,	December 31,
	2008	2007
Assets:

Cash and cash equivalents	$110.4	116.5
Other current assets	979.6	1,105.6
Revenue earning equipment, net	4,642.3	4,501.4
Operating property and equipment, net	560.7	518.7
Other assets	663.3	612.4

	$6,956.3	6,854.6

Liabilities and shareholders’ equity:

Short-term debt/current portion of long-term debt	$285.9	222.7
Other current liabilities	783.0	796.7
Long-term debt	2,635.7	2,553.4
Other non-current liabilities (including deferred income taxes)	1,478.9	1,394.2
Shareholders’ equity	1,772.8	1,887.6

	$6,956.3	6,854.6

SELECTED KEY RATIOS

	September 30,	December 31,
	2008	2007

Debt to equity	165%	147%
Total obligations to equity (a) *	174%	157%

	Twelve months ended September 30,
	2008	2007

Return on average shareholders’ equity	14.1%	14.1%
Return on average assets	3.8%	3.6%
Return on capital*	7.4%	7.4%
(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2008 and 2007
(Dollars in millions)

	Three Months			Nine Months
	2008	2007	B(W)	2008	2007	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$516.4	496.2	4%	$1,536.7	1,461.4	5%
Contract maintenance	43.4	40.9	6%	125.9	118.1	7%

Contractual revenue	559.8	537.1	4%	1,662.6	1,579.5	5%
Contract-related maintenance	48.3	48.1	1%	150.2	150.3	0%
Commercial rental	149.5	155.0	(4)%	428.8	431.3	(1)%
Other	19.5	18.3	6%	56.4	53.6	5%
Fuel	389.6	293.4	33%	1,175.7	862.6	36%

Total Fleet Management Solutions	1,166.7	1,051.9	11%	3,473.7	3,077.3	13%
Supply Chain Solutions	430.8	554.0	(22)%	1,285.9	1,704.4	(25)%
Dedicated Contract Carriage	140.6	143.8	(2)%	421.5	423.4	0%
Eliminations	(112.0)	(102.0)	(10)%	(351.2)	(305.3)	(15)%

Total revenue	$1,626.1	1,647.7	(1)%	$4,829.9	4,899.8	(1)%

Operating Revenue: *
Fleet Management Solutions	$777.1	758.5	2%	$2,298.0	2,214.7	4%
Supply Chain Solutions	344.2	325.3	6%	1,035.8	977.3	6%
Dedicated Contract Carriage	137.8	138.9	(1)%	413.1	412.6	0%
Eliminations	(49.3)	(52.0)	5%	(151.9)	(157.6)	4%

Total operating revenue	$1,209.8	1,170.7	3%	$3,595.0	3,447.0	4%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$104.8	93.2	12%	$312.0	271.4	15%
Supply Chain Solutions	12.7	17.4	(27)%	27.8	44.3	(37)%
Dedicated Contract Carriage	13.2	12.3	7%	36.9	35.2	5%
Eliminations	(8.3)	(6.4)	(28)%	(23.5)	(23.2)	(1)%

	122.4	116.5	5%	353.2	327.7	8%
Unallocated Central Support Services	(10.4)	(10.1)	(3)%	(30.0)	(30.4)	1%

Earnings before restructuring and other charges, net and income taxes	112.0	106.4	5%	323.2	297.3	9%
Restructuring and other charges, net and other items	—	(1.9)	NM	(6.5)	(3.6)	NM

Earnings before income taxes	112.0	104.5	7%	316.7	293.7	8%
Provision for income taxes	(41.8)	(39.0)	(7)%	(127.5)	(111.8)	(14)%

Net earnings	$70.2	65.5	7%	$189.2	181.9	4%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2008 and 2007
(Dollars in millions)

	Three Months			Nine Months
	2008	2007	B(W)	2008	2007	B(W)
Fleet Management Solutions

Total revenue	$1,166.7	1,051.9	11%	$3,473.7	3,077.3	13%
Fuel revenue	(389.6)	(293.4)	33%	(1,175.7)	(862.6)	36%

Operating revenue *	$777.1	758.5	2%	$2,298.0	2,214.7	4%

Segment earnings before income taxes	$104.8	93.2	12%	$312.0	271.4	15%

Earnings before income taxes as % of total revenue	9.0%	8.9%		9.0%	8.8%

Earnings before income taxes as % of operating revenue *	13.5%	12.3%		13.6%	12.3%

Supply Chain Solutions

Total revenue	$430.8	554.0	(22)%	$1,285.9	1,704.4	(25)%
Subcontracted transportation	(86.6)	(228.7)	(62)%	(250.1)	(727.1)	(66)%

Operating revenue *	$344.2	325.3	6%	$1,035.8	977.3	6%

Segment earnings before income taxes	$12.7	17.4	(27)%	$27.8	44.3	(37)%

Earnings before income taxes as % of total revenue	2.9%	3.1%		2.2%	2.6%

Earnings before income taxes as % of operating revenue *	3.7%	5.3%		2.7%	4.5%

Memo: Fuel costs	$37.0	29.7	(25)%	$124.7	88.9	(40)%

Dedicated Contract Carriage

Total revenue	$140.6	143.8	(2)%	$421.5	423.4	0%
Subcontracted transportation	(2.8)	(4.9)	(43)%	(8.4)	(10.8)	(22)%

Operating revenue *	$137.8	138.9	(1)%	$413.1	412.6	0%

Segment earnings before income taxes	$13.2	12.3	7%	$36.9	35.2	5%

Earnings before income taxes as % of total revenue	9.4%	8.5%		8.8%	8.3%

Earnings before income taxes as % of operating revenue *	9.6%	8.8%		8.9%	8.5%

Memo: Fuel costs	$33.4	26.7	(25)%	$100.6	77.9	(29)%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION	Three months		Nine months
	2008	2007	2008	2007

Total revenue	$1,626.1	1,647.7	$4,829.9	4,899.8
Fuel services and subcontracted transportation revenue	(479.0)	(527.0)	(1,434.2)	(1,600.5)
Fuel eliminations	62.7	50.0	199.3	147.7

Operating revenue *	$1,209.8	1,170.7	$3,595.0	3,447.0

CASH FLOW RECONCILIATION	Nine months ended September 30,
	2008	2007

Net cash provided by operating activities	$882.0	837.3
Proceeds from sales (primarily revenue earning equipment)	212.3	296.5
Proceeds from sale & leaseback of assets	—	150.3
Collections on direct finance leases	46.8	47.0
Other, net	0.4	1.1

Total cash generated *	1,141.5	1,332.2
Capital expenditures	(891.2)	(1,093.5)

Free cash flow *	$250.3	238.7

SCS REVENUE RECONCILIATION	Three months			Nine months
	2008	2007	B(W)	2008	2007	B(W)

Total SCS revenue	$430.8	554.0	(22%)	$1,285.9	1,704.4	(25%)
Customer contract modification	—	(152.6)	(100%)	—	(506.7)	(100%)

Adjusted total SCS revenue*	$430.8	401.5	7%	$1,285.9	1,197.8	7%

DEBT TO EQUITY RECONCILIATION	September 30,		December 31,
	2008	% to Equity	2007	% to Equity

On-balance sheet debt	$2,921.6	165%	$2,776.1	147%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	167.2		178.0

Total obligations *	$3,088.8	174%	$2,954.1	157%

NET EARNINGS RECONCILIATION	Three Months		Nine Months
	2008	2007	2008	2007

Net earnings	$70.2	65.5	$189.2	181.9
2008 tax changes	(1.6)	—	(1.6)	—
Brazil charges	—	—	6.8	—
3Q07 Restructuring Charge	—	7.8	—	7.8
Gain on Sale of Property	—	(6.1)	—	(6.1)

Comparable net earnings*	$68.6	67.2	$194.5	183.6

EPS RECONCILIATION	Three Months		Nine Months
	2008	2007	2008	2007

Net earnings	$1.25	1.11	$3.31	3.01
2008 tax changes	(0.03)	—	(0.03)	—
Brazil charges	—	—	0.12	—
3Q07 Restructuring Charge	—	0.13	—	0.13
Gain on Sale of Property	—	(0.10)	—	(0.10)

Comparable net earnings*	$1.22	1.14	$3.40	3.04

RETURN ON CAPITAL RECONCILIATION	Twelve months ended September 30,
	2008	2007

Net earnings (12-month rolling period)	$261.1	247.7
+ Restructuring and other charges, net and other items	8.0	—
+ Income taxes	167.4	147.7

Adjusted earnings before income taxes	436.5	395.4
+ Adjusted interest expense (b)	164.4	165.7
- Adjusted income taxes (c)	(240.1)	(210.9)

= Adjusted net earnings for ROC (numerator)	$360.8	350.2

Average total debt	$2,857.9	2,829.8
+ Average off-balance sheet debt	176.4	124.3
+ Average adjusted total shareholders’ equity (d)	1,850.3	1,749.8

= Adjusted average total capital (denominator)	$4,884.6	4,703.9

Adjusted ROC*	7.4%	7.4%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of comparable earnings items.

(d)	Represents shareholders’ equity excluding comparable earnings items for those periods.

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding. Certain prior period amounts have been reclassified to conform to current year presentation.